Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Tango Therapeutics, Inc. of our report dated March 18, 2024 relating to the financial statements, which appears in Tango Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 18, 2024